EXHIBIT 99.1

PRESS RELEASE

For further information contact:                                  FOR IMMEDIATE RELEASE

Curtis C. Simard

President and CEO

(207) 288-3314

Bar Harbor Bankshares Increases Quarterly Cash Dividend

Bar Harbor, Maine (January 21, 2014) – Bar Harbor Bankshares (NYSE MKT: BHB) (the “Company”) the parent company of Bar Harbor Bank & Trust, today announced that its Board of Directors declared a quarterly cash dividend of 32.5 cents per share of common stock, representing an increase of 0.5 cents, or 1.6%, compared with the prior quarter and an increase of 2.0 cents or 6.6% compared with the same quarter in 2013. This dividend represents the eleventh consecutive quarter where the Company increased its quarterly cash dividend to shareholders. The quarterly cash dividend is payable to all shareholders of record as of the close of business February 15, 2014 and will be paid on March 14, 2014.

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with fifteen branch office locations serving downeast, midcoast, and central Maine.

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